Exhibit 10.1

August 13, 2014

Mr. Naveen Anand

6 Mattben Drive

Warren, New Jersey 07059

Dear Naveen,

Hallmark Financial Services, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.                  Position. You will serve in a full-time capacity as President and Chief Executive Officer of the Company. You will report to the Executive Chairman and Board of Directors of the Company. Your primary duties will be the management of the insurance and business operations of the Company and its subsidiaries.

2.                  Starting date. September 8, 2014.

3.                  Salary. You will be paid a salary at the annual rate of $500,000.00, payable in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

4.                  Senior Management Bonus Plan. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, your Senior Management Bonus Plan will have a target award level of 60 percent (60%) and a maximum award level of 100 percent (100%) of base salary.

5.                  Restricted Stock Units. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be awarded performance based Restricted Stock Units with a target level of 100 percent (100%) of base salary pursuant to the Company’s 2005 Long Term Incentive Plan.

6.                  Vacation; Benefits. While employed, you will be entitled to an annual paid vacation of twenty (20) business days. You will also be entitled to those benefits, if any, that the Company makes available to other similarly situated employees in accordance with the Company’s policies as they exist from time to time. The Company will pay the employee paid portion of medical benefits on your behalf.

7.                  Reimbursement of Expenses. You may incur necessary and reasonable business expenses in the course of rendering services to Company hereunder. Accordingly, the Company will reimburse you, upon presentation of receipts or other adequate documentation, for all necessary and reasonable business expenses incurred by you in the course of rendering services to Company hereunder.

8.                  Relocation Expenses. We will offer a relocation package to include:

a.	Relocation bonus of $10,000 (net of applicable taxes) paid at time of the move for any miscellaneous expenses that may be incurred as a result of the move. Subject to (j) below, there will be no obligation to repay this bonus.
b.	Two (2) house hunting trips (employee & spouse) with up to a five (5) day visit. Coach airfare will be arranged with a minimum of seven (7) day advance notice.
c.	Reimbursement of real estate commission and closing costs on sale of primary residence (excluding buyer’s closing costs, warranties, etc.).
d.	Pack/unpack, load and transport household goods.
e.	Transport of three (3) vehicles: one (1) vehicle to be transported immediately, and two (2) vehicles to be transported at time of the move.
f.	Twelve (12) months of temporary housing, with a maximum cost of $2,500 per month.
g.	Reimbursement of bi-weekly airfare to New Jersey/New York for one hundred eighty (180) days.
h.	Reimbursement of closing cost on purchase of home, excluding real estate commission typically paid by the buyer.
i.	If loss on sale of existing home is greater than $50,000 the Company will reimburse you for fifty percent (50%) of the excess loss, up to a maximum of $100,000 reimbursement by Company (i.e., loss would have to be $250,000 to result in maximum reimbursement).
j.	If you voluntarily leave the Company within twenty four (24) months, you will repay the Company for all relocations costs listed above incurred or reimbursed by the Company.

9.                  Policies and Procedures. You will be expected to comply with the Company’s personnel policies and procedures applicable to its employees during the time that you are employed by the Company.

10.              Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Employee Proprietary Information and Inventions Agreement.

11.              Period of Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

12.              Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company.

13.              Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

14.              Entire Agreement. This letter contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.

15.              Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by Texas law without regard to the conflict of law principles.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. This offer, if not accepted, will expire at the close of business on August 15, 2014.

We look forward to having you join us on September 8, 2014.

Very truly yours,

HALLMARK FINANCIAL SERVICES, INC.

By:	/s/ MARK E. SCHWARZ
Name:	Mark E. Schwarz
Title:	Executive Chairman

I have read and accept this employment offer:

/s/ NAVEEN ANAND
Naveen Anand

Dated: August 13, 2014